As filed with the Securities and Exchange Commission on December 16, 2016	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1393453 (I.R.S. Employer Identification No.)

1621 Fiske Place Oxnard, California (Address of principal executive offices)	93033 (Zip Code)

Clean Diesel Technologies, Inc.
2016 Omnibus Incentive Plan

(Full title of the plan)

Tracy Kern

Chief Financial Officer

Clean Diesel Technologies, Inc.

1621 Fiske Place

Oxnard, California 93033

(Name and address of agent for service)

(805) 639-9458

(Telephone number, including area code, of agent for service)

Copies to:

John McIlvery, Esq.

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
(818) 444-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller” reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer ☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	2,250,000	(3)	$2.48	$5,580,000	$646.72

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on a per share price of $2.48, the average of the high and low reported sales prices of the Registrant’s common stock on the NASDAQ Capital Market on December 14, 2016.

(3)   Represents 2,250,000 shares reserved for issuance pursuant to the 2016 Omnibus Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

•      our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 (filed on March 30, 2016);

•      our Quarterly Report on Form 10-Q for our quarter ended March 31, 2016 (filed on May 13, 2016); our Quarterly Report on Form 10-Q for our quarter ended June 30, 2016 (filed on August 15, 2016); and our Quarterly Report on Form 10-Q for our quarter ended September 30, 2016 (filed on November 14, 2016);

•      our Current Reports on Form 8-K, dated February 12, 2016 (filed on February 12, 2016); dated February 12, 2016 (filed on February 18, 2016); dated April 1, 2016 (filed on April 7, 2016); dated April 1, 2016 (filed on April 7, 2016); dated April 5, 2016 (filed on April 8, 2016); dated April 11, 2016 (filed on April 15, 2016); dated May 18, 2016 (filed on May 20, 2016); dated May 25, 2016 (filed on May 27, 2016); May 25, 2016 (filed on June 1, 2016); dated June 30, 2016 (filed on July 1, 2016); dated July 22, 2016 (filed on July 26, 2016); dated August 25, 2016 (filed on August 26, 2016); dated August 30, 2016 (filed on September 1, 2016); dated November 3, 2016 (filed on November 8, 2016); and dated December 16, 2016 (filed on December 16, 2016); and

•      the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  The Registrant’s file number with the Commission is No. 001-33710.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article VIII of the Registrant’s restated certificate of incorporation, as amended, specifies that the Registrant shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision is deemed to be a contract between the Registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the restated certificate of incorporation may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of the Registrant entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

The Registrant’s restated certificate of incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of the Registrant.

The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7.           Exemption from Registration.

Not applicable.

Item 8.           Exhibits.

For a list of exhibits to this Registration Statement, see the “Exhibit Index”, which is incorporated into this item by reference.

Item 9.         Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on December 16, 2016.

CLEAN DIESEL TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Tracy Kern
Tracy Kern
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Matthew Beale and Tracy Kern, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Matthew Beale	Chief Executive Officer and Director	December 16, 2016
Matthew Beale	(Principal Executive Officer)

/s/ Tracy Kern	Chief Financial Officer and Secretary	December 16, 2016
Tracy Kern	(Principal Financial and Accounting Officer)

/s/ Till Becker, Ph.D.	Director	December 16, 2016
Till Becker, Ph.D.

/s/ Lon E. Bell, Ph.D.	Chairman of the Board	December 16, 2016
Lon E. Bell, Ph.D.

/s/ Mungo Park	Director	December 16, 2016
Mungo Park

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Herewith

4.1	Specimen of Registrant’s common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010)	S-3	333-166865	4.1	11/10/2010
5.1	Opinion of Stubbs Alderton & Markiles, LLP					X
23.1	Consent of BDO USA, LLP					X
23.2	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page)					X
99.1	Clean Diesel Technologies, Inc. 2016 Omnibus Incentive Plan	8-K	001-33710	10.1	12/16/2016